Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-121618, 333-121078 and 333-119027 on Form S-3 of our report dated March 14, 2005, relating to the consolidated financial statements of Acusphere, Inc. appearing in this Annual Report on Form 10-K of Acusphere, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 14, 2005